Exhibit 10.23

FIRST AMENDMENT

TO THE

BB&T CORPORATION TARGET PENSION PLAN

(January 1, 2009 Restatement)

WHEREAS, the BB&T Corporation Target Pension Plan (the “Plan”) was originally established effective as of January 1, 1989, by Southern National Corporation and known as the Southern National Corporation Supplemental Executive Retirement Plan; and

WHEREAS, Southern National Corporation merged with BB&T Financial Corporation to form a multi-bank holding company known as Southern National Corporation, which in 1997 was renamed the BB&T Corporation (the “Company”); and

WHEREAS, effective January 1, 2009, the name of the Plan was changed to the BB&T Corporation Target Pension Plan and the Plan was restated for compliance with Section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the Company desires to amend the restated Plan in certain respects;

NOW, THEREFORE, effective as of January 1, 2011, unless specifically provided otherwise, the Plan is hereby amended in the manner hereinafter set forth.

1. Paragraph (11) of Section 2.1 of the Plan is hereby amended to provide as follows:

(11) The term “Designated Beneficiary” shall mean one or more beneficiaries, as designated by a Participant in writing delivered to the Committee, to whom certain death benefits shall be paid pursuant to the provisions of Articles IV or V. In the event no such written designation is made by the Participant, or the Designated Beneficiaries is not living or in existence at the time payment is to commence, the Participant shall be deemed to have designated his Eligible Spouse as his Designated Beneficiary. In the event that such Participant does not have an Eligible Spouse, he shall be deemed to have designated his estate as his Designated Beneficiary.

2. Paragraph (27) of Section 2.1 of the Plan is hereby amended, effective as of January 1, 2009, by the deletion of the words “commencing when” in subparagraphs (a) and (b) and the substitution of the phrase “as of the date” in place thereof.

3. Paragraph (32) of Section 2.1 of the Plan is hereby amended, effective January 1, 2009, by the addition of the word “monthly” immediately before the word “retirement.”

4. Paragraph (b) of Section 4.1 of the Plan is hereby amended to provide as follows:

(b) Normal Form of Payment. Except as provided in Section 4.1(c), the Retirement Benefit of a Participant shall be paid in the form described below.

(i)	The Retirement Benefit of an unmarried Participant shall be paid in the form of a Ten-Year Certain and Life Annuity described in Section 4.1(c).

(ii)	The Retirement Benefit of a married Participant shall be paid in the form of a Joint and 75% Survivor Annuity.

5. Section 4.1 of the Plan is hereby amended by the addition of Paragraph (c) at the end thereof to provide as follows:

(c) Optional Forms of Payment. Notwithstanding the foregoing, a Participant may file an election during the 180-day period before the date on which his Retirement Benefit payments are to commence specifying that such Retirement Benefit payments are to be made in one of the following forms, each of which shall be the Actuarial Equivalent of the normal form of the Participant’s Benefit as provided in Section 4.2(b) above:

Ten-Year Certain and Life Annuity. Approximately equal monthly installments to the Participant paid on the first day of each calendar month for 120 months certain and thereafter on the first day of each calendar month for as long as he lives; provided, however, that, if the Participant dies before the expiration of the 120 months certain, payment of such monthly amount shall be made to the Participant’s Designated Beneficiary for the remainder of the 120 months certain. No benefit shall be payable to the Designated Beneficiary following the expiration of the 120 months certain.

Joint and Survivor Annuity. Approximately equal monthly installments paid to the Participant on the first day of each calendar month for as long as he lives, with a survivor annuity for the life of the Participant’s Designated Beneficiary, which is either 50%, 75% or 100%, as elected by the Participant, of the amount of the annuity payable during the joint lives of the Participant and his Designated Beneficiary.

No Retirement Benefit shall be paid in a Social Security leveling form of payment.

6. Paragraph (b) of Section 4.2 is hereby amended by the deletion of the last sentence thereof.

7. Section 4.3 of the Plan is hereby amended by the addition of the phrase “, or an optional joint and survivor annuity under Section 4.2(c)” after the phrase “under Section 4.2(b)”.

8. Article V of the Plan is hereby amended to provide as follows:

ARTICLE V

SURVIVOR BENEFITS PRIOR TO COMMENCEMENT OF RETIREMENT BENEFITS

5.1 Death While an Employee or Disabled Prior to Commencement of Payment. In the event that a Participant who dies while an Employee or while Disabled and prior to commencement of his Retirement Benefit or Post-Disability Retirement Benefit, as the case may be, the Designated Beneficiary of such Participant shall be eligible to receive a death benefit equal to the Actuarial Equivalent of (A) minus (B) where:

(A)	is the monthly amount of the death benefit that the Designated Beneficiary would have received if such deceased Participant’s Retirement Benefit had been paid in a joint and 100% survivor annuity form, and

(B)	is the monthly amount of the death benefit to which the deceased Participant’s Designated Beneficiary would have been entitled under the Pension Plan, if such death benefit had been paid in the joint and 100% survivor annuity form.

5.2 Death After a Separation from Service. In the event that a Participant dies after incurring a Separation from Service and prior to commencement of his Retirement Benefit, the Designated Beneficiary of such Participant shall be eligible to receive a death benefit equal to the Actuarial Equivalent of (A) minus (B) where:

(A)	is the monthly amount of the death benefit that the Designated Beneficiary would have received if such deceased Participant’s Retirement Benefit had been paid in a joint and 50% survivor annuity form, and

(B)	is the monthly amount of the death benefit to which the deceased Participant’s Designated Beneficiary would have been entitled under the Pension Plan, if such death benefit had been paid in the joint and 50% survivor annuity form.

5.3 Form of Payment. The form of the death benefit payable to a deceased Participant’s Designated Beneficiary under this Article V shall be payable to such Designated Beneficiary in a single lump sum.

5.4 Date of Payment. The death benefit payable to a deceased Participant’s Designated Beneficiary under this Article V shall be made within the 90-day period that begins immediately following the date of the Participant’s death; provided, however, that if such 90-day period begins in one calendar year and ends in another, such Designated Beneficiary shall not have a right to designate the calendar year of payment.

IN WITNESS WHEREOF, this First Amendment to the BB&T Corporation Target Pension Plan (January 1, 2009 Restatement) is executed on behalf of the Company on this 19th day of January, 2011.

BB&T CORPORATION

By:	/s/ Robert E. Greene
Title:	Senior Executive Vice President

Attest:

/s/ Robert J. Johnson

Secretary